SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549


SCHEDULE 13G
(Rule 13d-102)

(Under the Securities and Exchange Act of 1934)
(Amendment No. 14)*


New England Business Service, Inc.
----------------------------------
(Name of Issuer


Common Stock ($1.00 par value)
------------------------------
(Title or Class of Securities)


643872 10 4
--------------
(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the following page(s))

Page 1 of 6 Pages

CUSIP No. 643872 10 4          13G          Page 2 of 6 Pages
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1.    Name of reporting person
      S.S. or I.R.S. identification no. of above person

      Jay R. Rhoads, Jr.
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2.    Check the appropriate box if a member of a group
      (a) [ ]
      (b) [X]
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3.    SEC use only

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4.    Citizenship or place of organization

      United States of America
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Number of shares beneficially owned by each Reporting Person with

5.    Sole voting power
      1,483,432
------------------------------
6.    Shared voting power
      None
------------------------------
7.    Sole dispositive power
      1,483,432
------------------------------
8.    Shared dispositive power
      None
------------------------------
9.    Aggregate amount  beneficially owned by each reporting person
      1,483,432
----------------------------------------------------------------------
10.   Check if the aggregate amount in row (9) excludes certain shares
      [X]
----------------------------------------------------------------------
11.   Percent of class represented by amount in row 9
      10.23%
----------------------------------------------------------------------
12.   Type or reporting person
      IN

CUSIP No. 643872 10 4          13G          Page 3 of 6 Pages
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1.    Name of reporting person
      S.S. or I.R.S. identification no. of above person

      Nancy P. Rhoads
----------------------------------------------------------------------
2.    Check the appropriate box if a member of a group
      (a) [ ]
      (b) [X]
----------------------------------------------------------------------
3.    SEC use only

----------------------------------------------------------------------
4.    Citizenship or place of organization

      United States of America
----------------------------------------------------------------------
Number of shares beneficially owned by each Reporting Person with

5.    Sole voting power
      85,768
------------------------------
6.    Shared voting power
      None
------------------------------
7.    Sole dispositive power
      85,768
------------------------------
8.    Shared dispositive power
      None
------------------------------
9.    Aggregate amount  beneficially owned by each reporting person
      85,768
----------------------------------------------------------------------
10.   Check if the aggregate amount in row (9) excludes certain shares
      [X]
----------------------------------------------------------------------
11.   Percent of class represented by amount in row 9
      0.60%
----------------------------------------------------------------------
12.   Type or reporting person
      IN

CUSIP No. 643872 10 4          13G          Page 4 of 6 Pages
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ITEM 1(a).    Name of Issuer:

New England Business Service, Inc.
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ITEM 1(b).    Address of Issuer's Principal Executive Offices:

500 Main Street, Groton, MA 01471
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ITEM 2(a).    Name of Person Filing:

Jay R. Rhoads, Jr. and Nancy P. Rhoads (each disclaiming beneficial ownership of the shares beneficially owned by the other)
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ITEM 2(b).    Address of Principal Business Office or, if None,
              Residence:

500 Main Street, Groton, MA 01471
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ITEM 2(c).    Citizenship:

United States of America
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ITEM 2(d).    Title of Class of Securities:

Common Stock ($1.00 par value)
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ITEM 2(e).    CUSIP Number:

643872 10 4
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ITEM 3.       If This Statement is Filed Pursuant to Rule 13d-1(b), or
              Rule 13d-2(b) or (c), Check Whether the Person Filing Is a: Not Applicable

If this statement is filed pursuant to Rule 13d-1(c), check this box:
[ ]
----------------------------------------------------------------------

CUSIP No. 643872 10 4          13G          Page 5 of 6 Pages
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ITEM 4.       Ownership

(a) Amount beneficially owned:  1,569,200

(b) Percent of class:  10.83%

(c) Number of shares as to which such person has:
    (i)   Sole power to vote or to direct the vote: 1,569,200
    (ii)  Shared power to vote or to direct the vote: None
    (iii) Sole power to dispose or to direct the disposition of:
          1,569,200
    (iv)  Shared power to dispose or to direct the disposition of:
          None
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ITEM 5.       Ownership of Five Percent or Less of a Class.

Not Applicable.
----------------------------------------------------------------------
ITEM 6.       Ownership of More than Five Percent on Behalf of Another
              Person.

Not Applicable.
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ITEM 7.       Identification and Classification of the Subsidiary
              Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.
----------------------------------------------------------------------
ITEM 8.       Identification and Classification of Members of the
              Group.

Not Applicable.
----------------------------------------------------------------------
ITEM 9.       Notice of Dissolution of Group.

Not Applicable.
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ITEM 10.      Certifications.

Not Applicable.
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
CUSIP No. 643872 10 4          13G          Page 6 of 6 Pages
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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 4, 1999               February 4, 1999
------------------             ------------------
Date                           Date

JAY R. RHOADS, JR.             NANCY P. RHOADS
------------------             -------------------
Signature                      Signature

Jay R. Rhoads, Jr.             Nancy P. Rhoads
------------------             -------------------
Name                           Name



JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of New England Business Service, Inc. at December 31, 1998.

February 4, 1999               February 4, 1999
------------------             ------------------
Date                           Date

JAY R. RHOADS, JR.             NANCY P. RHOADS
------------------             -------------------
Signature                      Signature

Jay R. Rhoads, Jr.             Nancy P. Rhoads
------------------             -------------------
Name                           Name